EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Corey M. Horowitz, Chairman and CEO
Network-1 Technologies, Inc.
(212) 829-5770
(917) 692-0000

USPTO DENIES SONY’S SECOND REQUEST FOR REHEARING BY AN ENLARGED PANEL

New York, New York November 9, 2015- Network-1 Technologies, Inc. (NYSE: NTIP) today announced that the Patent Trial and Appeal Board (“PTAB”) issued a decision denying an unprecedented second request made by Sony Corporation of America (“Sony”) to have an enlarged panel of the PTAB review the PTAB’s denial of Sony’s request to institute a Covered Business Method Review of Network-1’s Remote Power Patent (U.S Patent No. 6,218,930).

As previously reported, the PTAB denied Sony’s Petition for Institution of a Covered Business Method Review, as well as Sony’s follow-up first request for a re-hearing of the decision denying institution.   In Sony’s latest attempt to challenge the Remote Power Patent, it requested that an expanded panel of the PTAB review both decisions.  In denying this latest request, the PTAB stated, “(Sony’s) Notice amounts to a second request for rehearing and was not authorized by the Board…. In this case, the suggestion to expand the panel has been referred to the Acting Chief Judge and considered, but is not adopted.”

On October 27, 2015, Network-1 announced that United States Patent and Trademark Office (“USPTO”) issued Notice of Intent to Issue Ex Parte Reexamination Certificate (“NIRC”) rejecting another challenge made by Sony to the patentability of Network-1’s Remote Power Patent (U.S Patent No. 6,218,930).  This will be the second re-examination certificate for the Remote Power Patent issued by the USPTO confirming the claims for the Remote Power Patent.  In 2014, the USPTO issued a reexamination certificate for the Remote Power Patent following an ex-parte reexamination requested by an unknown third party.

The NIRC states that the USPTO intends to issue a Reexamination Certificate confirming the validity of all challenged claims of the Remote Power Patent (claims 6 and 8-23) without any amendment or modification.

In September 2011, the Company initiated patent litigation against sixteen (16) data networking equipment manufacturers in the United States District Court for the Eastern District of Texas, Tyler Division, for infringement of its Remote Power Patent. Network-1 has now reached settlement and license agreements with eight of the original defendants.   The remaining eight defendants in the lawsuit are Alcatel-Lucent USA, Inc., Avaya Inc., AXIS Communications Inc., Dell, Inc., Hewlett-Packard Company, Juniper Networks, Inc., Polycom Inc., and Sony Electronics, Inc.  Network-1 seeks monetary damages based upon reasonable royalties.  The case is currently stayed pending application following the decision by the PTAB on the request for Covered Business Method Review made by Sony.  It is anticipated that the stay will be lifted and the litigation will proceed to trial.

The Remote Power Patent covers the remote delivery of power over Ethernet networks and has generated licensing revenue in excess of $80 million from May 2007 to date.  Network-1 currently has nineteen license agreements with respect to its Remote Power Patent, which include, among others, license agreements with Cisco Systems, Inc., Cisco Linksys, Inc., Extreme Networks, Inc., Netgear Inc., Motorola Solutions, Inc., Allied Telesis, Inc., NEC Corporation, Samsung Electronics, Shoretel, Inc. and several other data networking vendors.

ABOUT NETWORK-1 TECHNOLOGIES, INC.

Network-1 Technologies, Inc. is engaged in the development, licensing and protection of its intellectual property and proprietary technologies.  Network-1 works with inventors and patent owners to assist in the development and monetization of their patented technologies. Network-1 currently owns twenty-four (24) patents covering various telecommunications and data networking technologies as well as technologies relating to document stream operating systems and the identification of media content. Network-1’s current strategy includes continuing to pursue licensing opportunities for its Remote Power Patent and its efforts to monetize two patent portfolios (the Cox and Mirror Worlds patent portfolios) acquired by Network-1 in 2013.  Network-1’s acquisition strategy is to focus on acquiring high quality patents which management believes have the potential to generate significant licensing opportunities as Network-1 has achieved with respect to its Remote Power Patent.

This release contains forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These statements address future events and conditions concerning Network-1’s business plans. Such statements are subject to a number of risk factors and uncertainties as disclosed in the Network-1’s Annual Report on Form 10-K for the year ended December 31, 2014 filed with the Securities and Exchange Commission, including, among others, the continued validity of Network-1’s Remote Power Patent, the ability of Network-1 to successfully execute its strategy to acquire high quality patents with significant licensing opportunities, Network-1's ability to achieve revenue and profits from the Mirror Worlds Patent Portfolio and the Cox Patent Portfolio as well as intellectual property it may acquire in the future, the ability of Network-1 to enter into additional license agreements, the ability of Network-1 to continue to receive material royalties from its existing license agreements for its Remote Power Patent, the uncertainty of patent litigation and proceedings at the United States Patent and Trademark Office, the difficulty in Network-1 verifying royalty amounts owed to it by its licensees, Network-1's ability to enter into strategic relationships with third parties to license or otherwise monetize their intellectual property, the continued viability of the PoE market, future economic conditions and technology changes and legislative, regulatory and competitive developments. Except as otherwise required to be disclosed in periodic reports, Network-1 expressly disclaims any future obligation or undertaking to update or revise any forward-looking statement contained herein.